Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made effective as of the 15th day of April, 2005 (“Effective Date”) by and between HHC TRS Mexico S. de R.L. de C.V. a Mexican SRL (“Owner”), and Barceló Gestión Hotelera S.L. (“Contractor”).

WITNESSETH:

WHEREAS, Owner owns leasehold title of the Tucancun Beach Resort & Villas (“Hotel”) which is located in the City of Cancún, Municipality of Benito Juárez, State of Quintana Roo;

WHEREAS, Owner has executed a Management and Operation Agreement with Grubarges Gestión Hotelera Mexicana SA de CV:

for the operation and management of the Hotel (the “Management Agreement”);

WHEREAS, the Management Agreement provides that Owner may engage third-party consultants to provide evaluations of the Hotel’s operations;

WHEREAS, Contractor has the necessary experience of managing and operating first class hotels, similar to the Hotel; and

WHEREAS, Contractor agrees to provide to Owner consulting services with respect to the evaluation of the operations of the Hotel.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto agree as follows:

ARTICLE I

APPOINTMENT OF CONTRACTOR

1.01	Appointment

Owner hereby appoints and employs Contractor as Owner’s exclusive operations Contractor to provide advice and consultation with respect to the operations and management the Hotel (the “Services”). Contractor accepts said appointment and agrees to carry out the consulting services with respect to the operations of the Hotel during the Term of this Agreement in accordance with the terms and conditions hereinafter set forth.

ARTICLE II

RENDERING OF SERVICES

2.01	Scope of Services

Contractor shall provide consulting services to Owner as Owner may require on an as-needed basis during the Term of this Agreement with respect to all matters relating to the evaluation of the operations as Owner may deem appropriate, whether orally or in writing and, to the extent practicable, within the time frame as requested by Owner, provided that the scope of such services shall not require Contractor to divulge any trade secret or other proprietary or confidential information or knowledge. Exhibit A hereto sets out a detailed list of the scope of the Services that shall be carried out from time to time by the Contractor, as and when requested by the Owner. Within thirty (30) days following the receipt of a written request from Owner, Contractor shall provide a detailed report of Services (“Service Report”) covering all services not previously included in a Service Report performed by Contractor through the date of such request.

2.02	Rendering of Services

Contractor binds, in the compliance of its obligations, to provide the services in a responsible and diligent manner.

Contractor will designate the individual or individuals who will be directly in charge of providing Services, and if required will direct such individual to the Hotel to carry out the Services. Owner agrees and accepts to permit and give access to said individual to all relevant or required information for the purposes of rendering the Services.

Both parties hereto agree and accept that Contractor shall not be obligated in any way or form to maintain its employees or representatives in the Hotel for periods exceeding one hundred and eighty two (182) days in any twelve (12) month period.

Contractor acknowledges and agrees that the employees used in the rendering of services will at all times be and remain employees of Contractor, and thus, will indemnify and hold Owner its agents, representatives, employees or additional contractor safe and harmless from any claim, lawsuit or arbitrational proceeding arising from its labor relationship with said employees.

ARTICLE III

COMPENSATION FOR SERVICES

3.01	Calculation of Compensation

Owner agrees and accepts that Contractor shall receive compensation for the Services (the “Service Fee”) in the following manner:

The Service Fee will be based on the time spent by Contractor in providing the Services and will be paid monthly based on projections for the applicable quarter. The total Service Fee for each calendar year (or portion thereof) will be estimated by Contractor and Owner based on the number of hours that Contractor is expected to dedicate to the performance of the Services during such year (or portion thereof) . No less often than quarterly, Owner and Contractor agree to use best efforts to review the total time spent or time to be spent by Contractor during the applicable quarter in order to adjust, as necessary, the Service Fee for such quarter.

Notwithstanding the preceding paragraph, it is understood by Owner and Contractor that the level and amount of Services performed hereunder will result in a total Service Fee for each calendar year (or portion thereof) during the Term of this Agreement that is expected not to exceed 15% of the total fees payable to Grubarges Gestión Hotelera Mexicana SA de CV under the Management Agreement for the same calendar year (or the portion thereof).

To the extent permitted by applicable law, Owner will not make any retention for purposes of Income Tax of non residents, since the services of this Agreement qualify as Business Profits under the provisions of Article 7 of the Convention between the Government of the Kingdom of Spain and the Government of the United

Mexican States for the avoidance of double taxation pertaining to income and patrimony taxes and prevention of fraud and fiscal evasion and its attached Protocol, signed in Madrid, Spain, July 24, 1992.

ARTICLE IV

TERM

4.01	Term of Agreement

This Agreement shall remain in full force and affect and biding to the parties for as long as Owner continues to be bound under the terms and conditions of the Management Agreement; provided, however, that Contractor shall have the right, in its sole discretion, to terminate this Agreement upon 90 days notice.

ARTICLE V

WAIVER AND INVALIDITY

5.01	Waiver

The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

5.02	Partial Invalidity

In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Contractor or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

ARTICLE VI

ASSIGNMENT

6.01	Assignment by Contractor and Owner

A. Contractor shall not assign this Agreement, or delegate any of its responsibilities hereunder, without the prior written consent of Owner; provided, however, that Contractor, shall have the right, without such consent, to assign its interest in this Agreement to any of its Affiliates. For purposes of this Agreement Affiliate shall mean any individual or entity, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with a party. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, fifty point one percent (50.1%) or more of the voting rights attributable to the shares of the controlled corporation, and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

ARTICLE VII

MISCELLANEOUS

7.01	Consents

Except as herein otherwise provided, whenever in this Agreement the consent or approval of Owner or Contractor is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

7.02	Applicable Law and Arbitration

This Agreement shall be construed under and shall be governed by the laws of the State where the Hotel is located. In the event of any dispute, controversy or claim arising out of, or in connection with, or relating to this Agreement, or any breach, or alleged breach hereof, the same shall, upon the request of either Contractor or Owner, be submitted to and settled by arbitration. The arbiters shall each have at least ten (10) years’ recent professional experience in the hotel industry. The arbiters are specifically directed: that the award be definite, certain and final as to the matters submitted; and to permit or deny the relief sought in its entirety without partial allocations between the parties (i.e. the preceding shall be a so-called “baseball arbitration”). Otherwise, the arbitration shall be pursuant to, and in accordance with, the commercial rules then in effect of the International Chamber of Commerce in the State where the Hotel is located, or at any other place or any other form of arbitration mutually acceptable to the parties so involved. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay the cost of its own experts, counsel and evidence.

7.03	Headings

Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

7.04	Notices

Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified mail, return receipt requested, or by nationally recognized overnight courier:

To Owner:

HHC TRS Mexico S. de R.L. de C.V.

c/o Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attn: General Counsel

with a copy to:

HHC TRS Mexico S. de R.L. de C.V.

c/o Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, Virginia 22102

Attn: Chief Executive Officer

To Contractor:

Barceló Gestión Hotelera S.L.

C/. José Rover Motta, nº. 27.

07006 – Palma de Mallorca, España

or at such other address as from time to time designated by the party receiving the notice. Any such notice which is properly mailed, as described above, shall be deemed to have been served as of three (3) business days after said posting.

7.05	Entire Agreement

This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. This instrument may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

7.06	Confidentiality.

Owner and Contractor agree that the matters set forth in this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including any announcements to the press or otherwise pertaining to the transaction entered into by the parties hereunder without the approval as to both timing of any such announcement of both Owner and Contractor) without the prior written consent of the other party It is understood and agreed that this Section 7.06 is not intended to prohibit or limit disclosure of the matters set forth in this Section 7.06 by Owner or Contractor (i) to their respective officers, directors, employees, financial advisors, attorneys, accountants, potential lenders, consultants and representatives on a need to know basis, (ii) as required by any governmental agency or any federal or state law or regulation, or (iii) as required pursuant to the rules of any exchange or securities system on which such party’s (or any of its affiliates’) shares are traded, or (iv) the extent legally compelled by legal process.

7.07	Force Majeure

In the event either party is unable to perform its obligations hereunder due to an event of Force Majeure, such performance shall be extended for a period of time reasonably required to complete performance of such obligation(s).

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

OWNER:

HHC TRS Mexico S. de R.L. de C.V.

/s/ Tracy M. J. Colden
Tracy M. J. Colden, Vice President

CONTRACTOR:

Barceló Gestión Hotelera S.L.

/s/ Jorge Liberman
By:
Title:

EXHIBIT A

Contractor shall provide consulting services to Owner under this Agreement regarding:

•	annual operating budgets of Hotel;

•	determination of operating profits from Hotel operations;

•	determination of expenses reimbursable to Grubarges Gestión Hotelera Mexicana SA de CV;

•	room rates and other fee structures;

•	appropriate use of brands and branding patterns;

•	annual and interim tax and accounting records review and analysis; and

•	any other Service that Owner may deem appropriate in exercising its rights of review and approval of the Hotel management under the Management Agreement.